Exhibit 99.1

ImmuCell

ImmuCell Announces Preliminary Financial Results for

Fourth Quarter and Full Year 2017

For Immediate Release

PORTLAND, Maine – February 8, 2018 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced unaudited financial results for the quarter and full year ended December 31, 2017.

•	During the quarter ended December 31, 2017, total product sales increased by approximately $919,000 to $3.1 million compared to $2.2 million during the same period in 2016, an increase of 42%.
•	During the year ended December 31, 2017, total product sales increased by approximately $887,000 to $10.4 million compared to $9.5 million during 2016, an increase of 9%. Total 2017 product sales included $97,000 in sales of the topical wipes product line (that was discontinued during the first quarter of 2017) in comparison to $350,000 in sales of that product line during 2016.
•	Sales of the First Defense® product line increased by 42% and 11% during the quarter and year ended December 31, 2017, respectively, in comparison to 2016.
•	Depreciation and amortization expenses were $904,000 during the year ended December 31, 2017 in comparison to $802,000 during the year ended December 31, 2016.
•	Cash provided by operating activities was approximately $1.2 million during the year ended December 31, 2017 in comparison to cash (used for) operating activities of ($324,000) during the year ended December 31, 2016.
•	Net (loss) was ($195,000), or ($0.04) per share, for the fourth quarter of 2017 in contrast to net income of $30,000, or $0.01 per diluted share, during the fourth quarter of 2016.
•	Net (loss) was ($168,000), or ($0.03) per share, during the year ended December 31, 2017 in contrast to net income of $508,000, or $0.12 per diluted share, during the year ended December 31, 2016.
•	Product development expenses were $2,047,000 during the year ended December 31, 2017 in comparison to $1,244,000 during the year ended December 31, 2016, an increase of approximately $802,000.

“We are moving forward into 2018 building on the solid top-line growth achieved in 2017 and an expanded product line with the November 2017 introduction of First Defense® Tri-ShieldTM. We are pleased with the initial sales of our new product,” commented Michael F. Brigham, President and CEO. “Costs associated with the initial production batches were higher and production output was lower than we expect once the new product is in full production mode. These are pretty typical challenges, as we scale up the production process and learn about customer demand during a new product launch. Further, the biological yield for the capsule format of First Defense® declined, which does happen from time to time for a product like ours. During the fourth quarter, these negative factors drove gross margin and bottom-line results lower than our historical (and projected) norm. We plan to increase output and expect yields to improve during the first half of 2018.”

Balance Sheet Data as of December 31, 2017:

•	Cash, cash equivalents and short-term investments decreased to $3.8 million as of December 31, 2017 from $10.6 million as of December 31, 2016, and net working capital decreased to $5.4 million as of December 31, 2017 from $12.3 million as of December 31, 2016, as the Company neared completion of the build-out of its new manufacturing facility.
•	Stockholders’ equity increased to $23.6 million as of December 31, 2017 from $19.7 million as of December 31, 2016 due to equity issuances that raised net proceeds of approximately $3.8 million during 2017.

Product Development and Regulatory Review:
During the fourth quarter of 2017, the Company announced that it had achieved USDA approval of First Defense® Tri-Shield™, a new formulation that combines the existing First Defense® bivalent claims (against E. coli and coronavirus) with a guaranteed minimum level of rotavirus antibody content in a gel tube delivery format. This unique breadth of claims further differentiates the Company’s product from competitive calf-level products on the market that have claims against both coronavirus and rotavirus or just E. coli or just coronavirus, but not all three. It also allows the Company to compete better against vaccines given to the mother cow to prevent scours, which is a larger market. The Company’s new marketing campaign, ‘Beyond Vaccination™’, emphasizes that by delivering immediate immunity directly to the calf via First Defense® Tri-Shield™, producers can avoid using such vaccines at dry-off (the period of time in between lactations) and provide more consistent protection to the calf at the calf-level.

A Certificate of Occupancy was issued by the City of Portland, Maine during the fourth quarter of 2017 for the Company’s $21 million Nisin production facility. Approximately $19.2 million had been spent on this project as of December 31, 2017. The Company’s $3.8 million of cash on hand and $694,000 of available bank debt as of December 31, 2017 plus its cash flows from operations are more than sufficient to fund the remaining $1.8 million of budgeted expenditures on this project as of December 31, 2017. This facility will be used by ImmuCell to produce purified, pharmaceutical-grade Nisin Drug Substance at commercial scale and is an integral part of the Company’s effort to commercialize its mastitis drug that is under development. Adherence to the Company’s anticipated timeline could lead to potential approval by the end of 2019 with subsequent market launch.

Nisin is a bacteriocin that is not used in human medicines and would not contribute to the ongoing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria (“superbugs”). Mastitis, which costs the dairy industry about $2 billion per year, is currently treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. The “zero milk discard” product feature approved for ImmuCell’s product would make earlier treatment of sick cows economically feasible, while these cows are still producing saleable milk. No other existing product can provide this kind of value proposition.

Conference Call:
Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 4:30 PM ET today. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), confirmation #10116765.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Condensed Statements of Operations (Unaudited)

	For the Three-Month Periods Ended December 31,		For the Years Ended December 31,
(In thousands, except per share amounts)	2017	2016	2017	2016

Product sales	$3,133	$2,214	$10,431	$9,544
Costs of goods sold	1,921	995	5,210	4,123
Gross margin	1,212	1,219	5,221	5,421

Sales, marketing and administrative expenses	891	846	3,417	3,287
Product development expenses	734	254	2,047	1,244
Operating expenses	1,625	1,100	5,464	4,531

NET OPERATING (LOSS) INCOME	(413)	119	(243)	890

Other expenses, net	80	51	195	132

(LOSS) INCOME BEFORE INCOME TAXES	(493)	68	(438)	758

Income tax (benefit) expense	(298)	38	(270)	250

NET (LOSS) INCOME	$(195)	$30	$(168)	$508

Weighted average common shares outstanding:
Basic	5,105	4,704	4,949	4,226
Diluted	5,105	4,804	4,949	4,336

NET (LOSS) INCOME PER SHARE:
Basic	$(0.04)	$0.01	$(0.03)	$0.12
Diluted	$(0.04)	$0.01	$(0.03)	$0.12

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of December 31, 2017	As of December 31, 2016

Cash, cash equivalents and short-term investments	$3,799	$10,624
Net working capital	5,443	12,289
Total assets	34,299	24,697
Stockholders’ equity	$23,595	$19,722

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; future market share of and revenue generated by current products and products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (our active pharmaceutical ingredient, Nisin); the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

Contacts:	Michael F. Brigham, President and CEO ImmuCell Corporation (207) 878-2770 Joe Diaz, Robert Blum and Joe Dorame Lytham Partners, LLC (602) 889-9700 iccc@lythampartners.com

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